Exhibit 99.1

NEWS RELEASE

	CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries (972) 881-1099

Jack Lascar, Partner
FOR IMMEDIATE RELEASE		Karen Roan, SVP
DRG&E (713) 529-6600

TGC Industries Reports Fourth Quarter and Year-End 2006 Results

•                  2006 revenues increased 120%

•                  2006 income before income taxes increased 95%

•                  2006 EBITDA increased 127%

•                  2006 net income increases 31%

PLANO, TEXAS — February 26, 2007 — TGC Industries, Inc. (AMEX: TGE) today announced full year 2006 revenues of $67.8 million compared to revenues of $30.9 million in 2005.  Income before income taxes for 2006 was $13.6 million compared to $7.0 million in 2005.  Net income for 2006 was $8.1 million compared to net income (before dividend requirements on preferred stock) of $6.2 million in 2005.  Net income per diluted share for 2006 was $0.51 per share compared with $0.45 per diluted share in 2005.  The average number of diluted shares used to calculate earnings per share in 2006 increased 15 percent from the number of shares used in 2005, primarily due to a secondary offering that was completed in the fourth quarter of 2005.  The 2006 income tax rate was 40 percent compared to 11 percent in 2005 due to tax loss carryforwards which were totally used in 2005.  EBITDA increased from $10.6 million in 2005 to $23.9 million in 2006, primarily as a result of increased net income and a tripling of depreciation expense because of new equipment purchases.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables at the end of this news release.

For the fourth quarter of 2006, TGC Industries reported income before income taxes of $3.5 million compared to $2.0 million for the same period of 2005.  Net income for the fourth of 2006 was $1.9 million, or $0.12 per diluted share, on revenues of $20.1 million compared to net income (before dividend requirements on preferred stock) of $2.5 million, or $0.16 per diluted share, on revenues of $9.9 million for the fourth quarter of 2005.

Wayne Whitener, President and Chief Executive Officer of TGC Industries, stated, “We are extremely pleased with our 2006 results, a year in which revenues increased 120 percent and pre-tax income increased 95 percent.

“While our fourth quarter revenues more than doubled from a year ago, five of our crews were significantly impacted by inclement weather during the second half of December.  This had a negative effect on our cost of services in the quarter, which in turn affected our gross margin.  Unfortunately, the bad weather has continued into the first quarter of 2007 and will adversely affect our results.  Looking ahead, however, based on current industry conditions and feedback from our customers, we remain optimistic for the remainder of 2007.”

2006 RESULTS

Revenues for 2006 increased 120 percent to $67.8 million from $30.9 million in 2005.  Income from operations for 2006 grew 96 percent to $14.4 million from $7.3 million in 2005.  Interest expense in 2006 was $781,000 compared to $365,000 in 2005, mainly due to the purchase of vehicles and additional seismic equipment.  Income before income taxes in 2006 was $13.6 million compared to $7.0 million in 2005.  Income tax expense in 2006 was $5.5 million, a 40 percent effective tax rate, compared to $0.8 million in 2005, an 11 percent effective tax rate.

Net income for 2006 was $8.1 million, or $0.51 per diluted share, on a 15 percent increase in the average number of diluted shares used to calculate earnings per share, compared to net income (before dividend requirements on preferred stock) of $6.2 million, or $0.45 per diluted share, for 2005.  EBITDA (net income plus interest expense, income taxes, depreciation and amortization) for 2006 more than doubled to $23.9 million from $10.6 million in 2005.

FOURTH QUARTER 2006

Fourth quarter 2006 revenues increased over 100 percent to $20.1 million from last year’s fourth quarter of $9.9 million.  This strong revenue growth was primarily due to the operation of eight seismic field crews, six of which were using ARAM ARIES recording systems, during the fourth quarter of 2006 compared to four seismic field crews, with two using ARAM ARIES recording systems, operating the entire fourth quarter of 2005 and a fifth seismic crew operating for the last month and a half of the fourth quarter of 2005 using an ARAM ARIES recording system.  Additionally, field crew productivity continues to improve due to the use of new and advanced equipment, such as GPS survey equipment and ARAM ARIES seismic recording systems.  However, revenues in the fourth quarter of 2006 were negatively impacted by the inclement weather that occurred during the last two weeks of December in regions where many of the Company’s crews were operating.

Income from operations during the 2006 fourth quarter was $3.6 million compared to $2.2 million a year ago, an increase of 65 percent.  However, due to higher costs related to the weather, the operating income margin decreased to 18 percent of revenues in the 2006 fourth quarter from 22 percent of revenues in the 2005 fourth quarter.  Cost of services in the 2006 fourth quarter was $12.2 million, or 60 percent of revenues, compared to $5.7 million, or 58 percent of revenues a year ago.

Income before income taxes in the fourth quarter was $3.5 million compared to $2.0 million a year ago.  Income tax expense in the 2006 fourth quarter was $1.5 million, while the Company had an income tax benefit of $0.5 million in the 2005 fourth quarter.  Net income for the fourth quarter was $1.9 million, or $0.12 per diluted share, compared to net income (before dividend requirements on preferred stock) of $2.5 million, or $0.16 per diluted share.  EBITDA for the fourth quarter almost doubled to $6.8 million from $3.5 million in the fourth quarter of 2005.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, February 26, 2007, at 9:30 a.m. eastern time (8:30 a.m. central).  To participate in the conference call, dial 303-262-2138 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 12, 2007.  To access the replay, dial 303-590-3000 using a passcode of 11083106.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston and Oklahoma City, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

- Tables to follow -

TGC INDUSTRIES, INC.
Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	Unaudited		Note
Revenue	$20,119,632	$9,917,592	$67,760,306	$30,851,963

Cost and expenses
Cost of services	12,164,811	5,720,790	40,831,650	18,152,118
Selling, general, administrative	1,162,557	719,586	2,988,892	2,149,350
Depreciation expense	3,143,692	1,261,567	9,540,171	3,201,236
	16,471,060	7,701,943	53,360,713	23,502,704

INCOME FROM OPERATIONS	3,648,572	2,215,649	14,399,593	7,349,259

Interest expense	172,681	174,494	780,782	364,848

INCOME BEFORE INCOME TAXES	3,475,891	2,041,155	13,618,811	6,984,411

Income tax benefit (expense)	(1,540,331)	473,597	(5,507,386)	(783,633)

NET INCOME	1,935,560	2,514,752	8,111,425	6,200,778

Less dividend requirements on preferred stock	—	(8,210)	—	(204,989)

INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$1,935,560	$2,506,542	$8,111,425	$5,995,789

Earnings per common share:
Basic	$.12	$.17	$.52	$.70
Diluted	$.12	$.16	$.51	$.45

Weighted average number of common shares outstanding:
Basic	15,714,904	14,340,969	15,664,634	8,531,484
Diluted	15,814,932	15,247,682	15,777,960	13,683,992

The statements of income for the twelve months ended December 31, 2006 and 2005 have been derived from the audited financial statements at those dates.

TGC INDUSTRIES, INC.
Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
	(Note)	(Note)

Cash and cash equivalents	$9,388,769	$9,499,409
Receivables (net)	7,448,602	4,459,844
Pre-paid expenses and other	1,691,156	4,434,043
Current assets	18,528,527	18,393,296
Other assets (net)	222,347	56,003
Property and equipment (net)	37,648,646	22,796,640
Total assets	$56,399,520	$41,245,939

Current liabilities	$17,350,147	$8,441,147
Long-term obligations	4,006,215	6,199,364
Shareholders’ equity	35,043,158	26,605,428
Total liabilities & equity	$56,399,520	$41,245,939

The balance sheets at December 31, 2006 and 2005 have been derived from the audited financial statements at those dates.

TGC INDUSTRIES, INC.
Reconciliation of EBITDA to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net income	$1,935,560	$2,514,752	$8,111,425	$6,200,778
Depreciation	3,143,692	1,261,567	9,540,171	3,201,236
Interest	172,681	174,494	780,782	364,848
Income tax (benefit) expense	1,540,331	(473,597)	5,507,386	783,633

EBITDA	$6,792,264	$3,477,216	$23,939,764	$10,550,495

The Company defines EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization.  The Company uses EBITDA as a supplemental financial measure to assess: (i) the financial performance of the Company’s assets without regard to financing methods, capital structures, taxes or historical cost basis; (ii) the Company’s liquidity and operating performance over time and in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and (iii) the ability of the Company’s assets to generate cash sufficient to the Company to pay potential interest expenses.

The Company understands that investors use EBITDA to assess the Company’s performance.  However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  When assessing the Company’s operating performance or the Company’s liquidity, investors should not consider EBITDA in isolation or as a substitute for the Company’s net income, cash flow from operating activities, or other cash flow data calculated in accordance with GAAP.  EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies.  Therefore, EBITDA, as presented herein, may not be comparable to similarly titled measures of other companies.  Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, income taxes, depreciation and amortization.

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